Exhibit 10.22

SECONDED AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECONDED AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into on December 28, 2019 and made effective as of December 1, 2018 (the “Effective Date”), by and between Zai Lab (US) LLC, a Delaware limited liability company (the “Company”), and Harald Reinhart, an individual whose primary address is XXX (the “Employee”).

WHEREAS, Zai Lab (Hong Kong) Ltd, an Affiliate (as defined below) of the Company (“Zai Lab Hong Kong”), and the Employee previously entered into that certain Employee Agreement dated as of May 7, 2017, as amended by that certain Amendment dated as of August 30, 2017 (the “Amendment” and, together, the “Existing Agreement”); and

Whereas, the Company and the Employee desire to amend and replace the Existing Agreement in its entirely with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Employment. The Employee’s employment under the terms of this Agreement will commence as of the Effective Date and will continue until terminated in accordance with Section 4 (the “Employment Period”).

1.1.Duties and Responsibilities. The Company agrees to employ the Employee as the Chief Medical Officer, Autoimmune and Infectious Diseases of the Company and the Chief Medical Officer, Autoimmune and Infectious Diseases of Zai Lab Limited, an exempted company organized under the laws of the Cayman Islands and the ultimate parent corporation of the Company (the “Parent Company”), to render such services and to perform such duties and responsibilities as are normally associated with and inherent in the aforementioned role and the capacity in which the Employee is employed, as well as such other duties and responsibilities as shall from time to time be assigned to the Employee by the Chief Executive Officer of the Company or such person’s designee. The Employee shall report directly to the Chief Executive Officer of the Company and/or the Chief Executive Officer of the Parent Company or such other senior executive officer of the Company as designated by the Chief Executive Officer or the Board of Directors (the “Board”) of the Parent Company.

1.2.Acceptance of Employment. The Employee accepts such employment set out in Section 1.1 and agrees to faithfully perform and render the services required of the Employee under this Agreement. Except for reasonable vacations, absences due to temporary illness, and activities that may be mutually agreed to by the parties, the Employee shall devote substantially all of his time, attention and energies during normal business hours and such evenings and weekends as may be reasonably required for the discharge of his duties to the Company and the performance of the Employee’s duties and responsibilities under this Agreement.

1.3.Positions with Affiliates. If requested by the Company or the Parent Company, the Employee agrees to serve without additional compensation if elected, nominated or appointed as an officer and/or director of the Company and any of the subsidiaries, parents or other affiliates of the Company (collectively, “Affiliates”) and in one or more executive offices of any of the Affiliates of the Company, provided that the Employee is indemnified for serving in any and all such capacities pursuant to the indemnification provisions set forth in the bylaws of such affiliates.

1.4.Conflicts of Interest. The Employee has reviewed with the Company the present directorships, ownership (legal and beneficial, direct and indirect) interests and other positions or roles held by the Employee or his associate(s) in all such business organizations or arrangements which may be directly competitive or directly in conflict with the Company. The Employee agrees to review with the Company any potential directorships, ownership (legal and beneficial, direct and indirect) interests and other positions or roles with business organizations or arrangements which may be directly competitive or directly in conflict with the Company. Except with respect to the Employee’s affiliation with Allphase Pharma Consulting, LLC, as set forth in Schedule 1 to the Existing Agreement (the “Permitted Arrangement”), which same Schedule 1 shall be appended to this Agreement, the Employee or his associate(s) is precluded from owning an interest (legal and beneficial, direct and indirect) in another company or serving as an employee, director, consultant, advisor or member of such other company that may be directly competitive or directly in conflict with the Company until such interest is presented to the Board and the Board consents to such interest or employment. The Company further acknowledges and agrees that, subject to the prior written approval by a majority of the Board (which majority shall exclude the Employee if the Employee is a then current member of the Board) and consistent with the terms of the Compliance Agreement (as defined below), the Employee may serve on the boards of directors and advisory boards of other companies which is not in direct competition or not in direct conflict with the Company provided that such service does not interfere with the performance of the Employee’s duties hereunder.

2.Place of Performance.  The Employee shall perform services on a remote basis, with the understanding that the Company may require that the Employee travel in furtherance of the business of the Company to the extent necessary and/or substantially consistent with the then-present business travel obligations of employees at substantially the same service level as the Employee, which will include periodic trips to the Company’s headquarters in Shanghai, China.

3.Compensation, Benefits and Expense Reimbursements.

3.1.Base Salary. In consideration for the agreement of the Employee to be employed under this Agreement, effective as of the Effective Date and during the Employment Period, the Employee shall receive from the Company an annual base salary (as it may be adjusted from time to time, the “Base Salary”) of US$400,000.  The Base Salary, and all other compensation and reimbursement under the Agreement, may be provided through a human resources service or similar organization. The Base Salary to be paid to the Employee will be subject to reduction for payroll tax withholdings legally required (if any) or such other reductions properly and reasonably requested by the Employee.  The Company shall pay such Base Salary in arrears on the last working day (Monday to Friday) of each month in accordance with the standard payroll procedures of the Company (as they may be modified from time to time).  The Base Salary will be subject to review by the Board or the Compensation Committee of the Board (the “Compensation Committee”) and adjustments will be made by the Board or the Compensation Committee based upon its respective normal performance review practices.

3.2.Stock Options. Subject to the terms of the 2017 Stock Incentive Plan (the “Plan”) of Parent Company, the Employee shall be granted an option to purchase 50,000 ordinary shares of the Parent Company (the “Option”) at an exercise price equal to the fair market value of an American Depository Share (or ADS) representing Ordinary Shares of the Parent Company on the date of grant, which shall be the closing price of an ADS on the NASDAQ Global Market on the date of grant or, if no closing price is reported for the date of grant, the closing price on the immediately preceding date on which a closing price was reported. The Option so granted shall vest in accordance with the vesting schedule set out in the Additional Option Agreement (as defined below). The Option will be subject to the terms, definitions and provisions of the Plan and the stock option agreement by and between the Employee and the Parent Company on or after the Effective Date (the “Additional Option Agreement”).  The Employee acknowledges, agrees and confirms that the Employee has previously been granted options to purchase up to an aggregate of 166,000 Ordinary Shares of the Parent Company in accordance with the provisions of the Existing Agreement, as evidenced by those certain Option Agreements entered into by and between the Parent Company and the Employee on May 12, 2017 and on September 20, 2017 (the “Existing Options”), and that (i) this Agreement (and the Additional Option Agreement) does not modify or otherwise supplement the terms and conditions pertaining to the Existing Options and (ii) that Employee has no further rights or claims to any additional options or equity incentive awards other than, pursuant to the Existing Options and the Option as provided under this Section 3.2.

3.3.Bonus.  The Employee may be eligible to receive an annual bonus with a target equal to 30% of the Base Salary for services provided in fiscal year 2018 and for the remainder of any annual period during the Employment Period (the “Target Bonus”). The actual amount of which shall be determined by the Board or the Compensation Committee in its respective discretion. Any annual bonus earned hereunder shall be paid not later than March 15th following the end of the calendar year to which it relates and otherwise in accordance with the Company’s bonus plan as in effect from time to time. In order to receive any such bonus, the Employee must be employed through the date that such bonus is paid.

3.4.Fringe Benefits. During the Employment Period, the Employee will be eligible to receive the fringe benefits that are made available to employees of the Company and such other benefits as are determined by the Board or the Compensation Committee, in its respective sole and exclusive discretion.  Any benefit plan participation will be subject to the terms and conditions of the applicable plan, applicable Company policy, and applicable law.

3.5.Reimbursements. During the Employment Period, the Employee will be reimbursed, in accordance with the practice applicable to employees of the Company from time to time, for all reasonable traveling expenses and other disbursements incurred by him for or on behalf of the Company in the performance of his duties hereunder upon presentation by the Employee of appropriate documentation. The Employee’s right to payment or reimbursement for business expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made by the Company as soon as reasonably practicable following the time that the applicable expense is submitted by the Employee to the Company and in no event later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

3.6.Deductions. Recognizing that the Employee is an employee for all purposes, the Company or a subsidiary of the Company shall deduct from any compensation payable to the Employee the sums which the Company or such subsidiary is required by law to deduct, including, but not limited to, government state withholding taxes, social security taxes and state disability insurance and mandatory provident funds, and the Company or such subsidiary shall pay any amounts so deducted to the applicable governmental entities and agents entitled to receive such payments.

4.Termination.

4.1.Disability.  If the Employee dies, then the Employee’s employment by the Company hereunder shall automatically terminate on the date of the Employee’s death.  If the Employee is incapacitated or disabled by accident, sickness or otherwise so as to render him mentally or physically incapable of performing the services required to be performed by him under this Agreement for a period of ninety (90) consecutive days or longer, or for any ninety (90) days during any six (6) month period (such condition being herein referred to as “Disability”), the Company, at its option, may terminate the Employee’s employment under this Agreement immediately upon giving him notice to that effect.  In the case of a Disability, until the Employee becomes eligible for disability income under the Company’s disability income insurance (if any) or until the Company shall have terminated the Employee’s service in accordance with the foregoing, whichever shall first occur, to the extent permitted by the terms of the Company’s plans, the Employee will be entitled to receive compensation, at the rate and in the manner provided in Section 3.1, notwithstanding any such physical or mental disability.  Termination pursuant to this Section 4.1 is hereinafter referred to as an “Involuntary Termination”.

4.2.Substitution. The Board or its designee may designate another employee to act in the Employee’s place during any period of Disability suffered by the Employee during the Employment Period. Notwithstanding any such designation, the Employee shall continue to receive the Base Salary and benefits in accordance with Section 3 of this Agreement until the Employee becomes eligible for disability income under the Company’s disability income insurance (if any) or until the termination of the Employee’s employment, whichever occurs first.

4.3.Disability Income Payments. While receiving disability income payments under the Company’s disability income insurance, if any (the “Disability Payments”), the Employee shall not be entitled to receive any Base Salary under Section 3.1, but shall continue to participate in all other compensation and benefits in accordance with Sections 3.3, 3.4 and 3.5 until the date of the Employee’s termination of employment.

(a)Verification of Disability. If any question arises as to whether during any period the Employee is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of the Employee’s duties and responsibilities hereunder, the Employee may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Employee or the Employee’s guardian has no reasonable objection to determine whether the Employee is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question arises and the Employee fails to submit to such medical examination, the Company’s determination of the issue shall be binding on the Employee.

4.4.Termination by the Company for Cause. The Company may terminate the employment of the Employee hereunder at any time during the Employment Period for Cause (as defined below) (such termination being referred to in this Agreement as a “Termination for Cause”) by giving the Employee notice of such termination, upon the giving of which such termination shall take effect immediately. For the purpose of this Agreement, “Cause” means any one of the following grounds, as determined by the Board in its reasonably judgment:

(a)The Employee’s drunkenness or use of illegal drugs which interferes with the performance of the Employee’s obligations and duties to the Company or any of its Affiliates;

(b)the Employee’s commission of a felony, or any crime involving fraud, moral turpitude or misrepresentation or violation of applicable securities laws;

(c)mismanagement by the Employee of the business and affairs of the Company or any Affiliate of the Company which results or could reasonably be expected to result in a material loss to the Company or any of its Affiliates;

(d)the Employee’s material violation of any confidentiality, non-competition, non-solicitation, no-hire or other restrictive covenant set forth in this Agreement, the Compliance Agreement (as defined below), or any other agreement between the Employee and the Company or any of its Affiliates or any material policy of the Company or any of its Affiliates; or; or

(e)the Employee’s material failure to perform or substantial negligence in the performance of the Employee’s obligations and duties to the Company or any of its Affiliates, or any misconduct, dishonesty or acts of moral turpitude by the Employee which is or could reasonably be expected to be materially detrimental to the interests and well-being of the Company or any of its Affiliates, including, without limitation, harm to its business or reputation.

4.5.Termination by the Company without Cause. The Company may terminate the employment of the Employee hereunder at any time during the Employment Period without “Cause” (such termination referred to in this Agreement as a “Termination without Cause”).

4.6.Termination by the Employee for Good Reason. The Employee may terminate his employment hereunder at any time for Good Reason (as defined below) by giving the Company written notice of such termination, provided that such notice specifies: (a) the basis for termination and (b) the effective date of termination (such termination being referred to in this Agreement as a “Termination for Good Reason”).  For purposes of this Agreement, the term “Good Reason” shall mean (i) any material diminution of the Employee’s duties or responsibilities hereunder (except in each case in connection with the Termination for Cause or pursuant to Section 4.1) or the assignment to the Employee of duties or responsibilities that are materially inconsistent with the Employee’s then current position; (ii) any material breach of this Agreement by the Company which is not cured within ten (10) business day days after written notice thereof is given to the Company; or (iii) a relocation of the Employee (other than any relocation requested by the Employee) from the place of assignment of the Employee by the Company as of the Effective Date to a location more than thirty (30) kilometers from such location, other than on a temporary basis not to exceed a period equal to six (6) consecutive calendar months.

4.7.Termination by the Employee without Good Reason. The Employee may terminate his employment hereunder without Good Reason (such termination being referred to in this Agreement as a “Termination without Good Reason”) at any time upon reasonable notice by the Employee to the Board of no fewer than thirty (30) calendar days; provided that the Company may elect to waive all or any portion of such notice period).

5.Effect of Termination.

5.1.Termination for Cause or without Good Reason.

(a)Upon the termination of the Employee’s employment hereunder pursuant to a Termination for Cause or a Termination without Good Reason, neither the Employee nor his beneficiary or estate will have any further rights or claims against the Company, its affiliates or its subsidiaries under this Agreement except to receive the following (in the aggregate, the “Final Compensation”):

(i)the unpaid portion of the Base Salary provided for in Section 3.1, computed on a pro rata basis up to (and including) the effective date of such termination;

(ii)reimbursement for any expenses for which the Employee has not been reimbursed as provided in Section 3.5, provided that that the Employee submits all such expenses and required supporting documentation within sixty (60) days of the effective date of such termination; and

(iii)if required by applicable law or Company policy, pay at the rate of the Base Salary for any accrued but unused vacation time as of the effective date of such termination.

(b)Final Compensation (other than any expense reimbursement, which shall be paid within thirty (30) days after such reimbursement is submitted in accordance with subsection (ii) above) will be paid to the Employee within thirty (30) days following the date of termination (or such shorter period required by law).

5.2.Involuntary Termination.  Upon the termination of the Employee’s employment hereunder pursuant to an Involuntary Termination, neither the Employee nor his beneficiary or estate will have any further rights or claims against the Company, or any of its Affiliates under this Agreement except to receive:

(a)Final Compensation in accordance with Section 5.1; and

(b)an aggregate amount equal to one (1) months’ Base Salary plus an amount equal to one month of the Company’s portion of monthly premiums payable immediately prior to the effective date of such termination with respect to health, dental, and vision insurance coverage for the Employee, payable in accordance with the Company’s normal payroll practices, subject to Sections 5.5, 5.6 and 5.7; and

(c)reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3.5.

5.3.Termination without Cause or for Good Reason.

(a)Upon the termination of the Employee’s employment hereunder pursuant to a Termination without Cause or a Termination for Good Reason, neither the Employee nor his beneficiary or estate will have any further rights or claims against the Company, its affiliates or its subsidiaries under this Agreement except to receive the following (in the aggregate, the “Severance Payments”):

(i)Final Compensation in accordance with Section 5.1;

(ii)an aggregate payment equal to twelve (12) months’ Base Salary; and

(iii)an aggregate payment equal to twelve (12) months of the Company’s portion of monthly premiums payable immediately prior to the effective date of such termination with respect to health, dental, and vision insurance coverage for the Employee; and

(iv)a payment equal to pro-rated Target Bonus. (determined by multiplying the Target Bonus by a fraction, the numerator of which is the number of days during the fiscal year of termination that Employee is employed by the Company and the denominator of which is three hundred and sixty-five (365)), payable at the same time bonuses for such year are paid to other senior executives of the Company (the “Pro-rated Bonus”).

(b)Subject to Sections 5.5, 5.6 and 5.7, Severance Payments (other than Final Compensation) will be provided in the form of salary continuation, payable in equal installments in accordance with the Company’s normal payroll practices during the twelve- (12) month period following the effective date of the termination of the Employee’s employment, provided that the first such payment will be made on the next regular pay day following the date on which the Release of Claims (as defined below) becomes effective and irrevocable and will be retroactive to effective date of the termination of the Employee’s employment.

5.4.Change in Control Termination.

(a)Upon the termination of the Employee’s employment hereunder pursuant to a Termination without Cause or a Termination for Good Reason within twelve (12) months following a Change in Control (such termination being referred to in this Agreement as a “Change in Control Termination”), neither the Employee nor his beneficiary or estate will have any further rights or claims against the Company, its affiliates or its subsidiaries under this Agreement except to receive the following (in the aggregate, the “Enhanced Severance Payments”):

(i)Final Compensation in accordance with Section 5.1;

(ii)an aggregate payment equal to twelve (12) months’ Base Salary;

(iii)an aggregate payment equal to twelve (12) months of the Company’s portion of monthly premiums payable immediately prior to the effective date of such termination with respect to health, dental, and vision insurance coverage for the Employee; and

(iv)a payment equal to the Pro-rated Bonus.

(b)Subject to Sections 5.5, 5.6 and 5.7, other than Final Compensation, Enhanced Severance Payments will be paid as follows:  the amounts under Section 5.4(a)(ii) and Section 5.4(a)(iii) will be provided in the form of salary continuation, payable in equal installments in accordance with the Company’s normal payroll practices during the twelve- (12-) month period following the effective date of the termination of the Employee’s employment, provided that the first such payment will be made on the next regular pay day following the date on which the Release of Claims (as defined below) becomes effective and irrevocable and will be retroactive to effective date of the termination of the Employee’s employment.

(c)Notwithstanding anything to the contrary in any agreement between the Employee and the Company, upon a Change in Control Termination, the Employee will be entitled to one hundred percent (100%) accelerated vesting of any then-outstanding unvested stock options, restricted stock or other equity awards granted to the Employee by the Parent Company, subject to Sections 5.5, 5.6 and 5.7.

(d)For purposes of this Agreement, “Change in Control” means the occurrence of any of the following:

(i)any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Parent Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Parent Company, except that any change in the ownership of the stock of the Parent Company as a result of a private financing of the Parent Company that is approved by the Board will not be considered a Change in Control;

(ii)a majority of members of the Board is replaced during any twelve- (12-) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii)any Person acquires (or has acquired during the twelve- (12- ) month period ending on the date of the most recent acquisition by such person or persons) assets from the Parent Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Parent Company immediately prior to such acquisition or acquisitions.  For purposes of this subsection (iii), gross fair market value means the value of the assets of the Parent Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Parent Company.  Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to re-domicile the Parent Company in a jurisdiction other than its original jurisdiction of incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Parent Company’s securities immediately before such transaction.  With regard to any payment considered to be nonqualified deferred compensation under Section 409A (as defined below), to the extent applicable, that is payable upon a Change in Control, to avoid the imposition of an additional tax, interest or penalty under Section 409A (as defined below), no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.

5.5.Conditions to Receipt of Severance. The obligation of the Company to make any payments and benefits (other than Final Compensation) to or on behalf of the Employee under Section 5.2, 5.3 or 5.4 above is conditioned on the Employee or, as applicable, his beneficiary or estate signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release of Claims”), provided that such separation agreement and release of claims becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release of Claims does not become effective by the Release Deadline, the Employee or his beneficiary or estate will forfeit any rights to severance or benefits (other than Final Compensation) under this Agreement. In no event will severance payments or benefits (other than Final Compensation) be paid or provided under this Agreement until such Release of Claims becomes effective and irrevocable.  The first installment of any severance payments to which the Employee or his beneficiary or estate becomes entitled will be paid on the Company’s next regular payday that is at least sixty (60) days following the termination date, retroactive to the day following the termination date.  If the sixty (60) day period following termination referred to herein extends through two (2) taxable years, to the extent required to comply with Section 409A, such amount will be paid in the second taxable year (but within the sixty (60) day period) following the Employee’s termination.

5.6.Section 409A.  Notwithstanding anything to the contrary in this Agreement, if at the time the Employee’s employment terminates, the Employee is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six- (6-) month period or, if earlier, upon the Employee’s death; except (a) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (b) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (c) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).  Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.  In no event shall the Company or any of its Affiliates have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

5.7.Limitations on Payments.  Notwithstanding anything in this Agreement or elsewhere to the contrary, in the event that any payment or benefit received or to be received by the Employee under this Agreement or otherwise (collectively, the “Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this Section 5.7, be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be reduced (but not below zero) to the extent, but only to the extent, needed to ensure that no portion of the Payments constitutes a “parachute payment” within the meaning of Section 280G of the Code; provided, that no reduction in the Payments shall be made by reason of this Section 5.7 unless, on an after-tax basis taking into account the excise tax imposed by Section 4999 of the Code together with all applicable income taxes, the Payments payable to the Employee would be greater than if such reduction had not been made.  Any reduction in the Payments required by the immediately preceding sentence shall be applied, first, against any cash severance payments, then against other payments and benefits to which Q&A 24(c) of Section 1.280G-1 of the Treasury Regulations does not apply, and finally against all remaining payments and benefits.

6.Compliance Agreement. For the avoidance of doubt, the Compliance Agreement executed and delivered by the Employee as of May 7, 2017 (the “Compliance Agreement”) remains in full force and effect and the terms and conditions thereof are specifically incorporated herein by reference.  The obligation of the Company to make any payments (other than the Final Compensation) to or on behalf of the Employee under Section 5.3 or 5.4 above, and the Employee’s right to retain the same, is expressly conditioned upon the Employee’s continued performance of the Employee’s obligations under the Compliance Agreement.

7.Standards of Conduct. The Employee will conduct himself in an ethical and professional manner at all times and in accordance with any employee policies or guidelines which the Parent Company or the Company may issue from time to time.

8.Indemnification.

8.1.Indemnification. In the event that (a) the Employee was or is a party or is threatened to be made a party to any Proceeding (as defined below) by reason of the Employee’s Corporate Status (as defined below) or (b) the Employee was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the Employee’s Corporate Status, the Employee shall be indemnified by the Company against all Expenses and Liabilities incurred or paid by the Employee in connection with such Proceeding to the maximum extent permitted by applicable law (referred to herein as “Indemnifiable Amounts”). For purposes hereof, the terms (i) “Proceeding” means any threatened, pending or completed claim, action, suit, arbitration, alternate dispute resolution process, investigation, administrative hearing, appeal, or any other proceeding, whether civil, criminal, administrative, arbitrative or investigative, whether formal or informal, (ii) “Corporate Status” means the status of the Employee as an employee and/or director of the Company, as applicable, (iii) “Expenses” means all fees, costs and expenses incurred in connection with any Proceeding, including, without limitation, reasonable attorneys’ fees, disbursements and retainers, fees and disbursements of expert witnesses, private investigators and professional advisors (including, without limitation, accountants, counsels and investment bankers), court costs, transcript costs, fees of experts, travel expenses, duplicating, printing and binding costs, telephone and fax transmission charges, postage, delivery services, secretarial services and other disbursements and expenses and (iv) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, and fines.

8.2.Advancement of Expenses. The Company agrees that the Company shall pay to the Employee all Indemnifiable Amounts incurred by the Employee in connection with any Proceeding, including a Proceeding by the right of the Company, in advance of the final disposition of such Proceeding, as the same are incurred, provided that the Employee provides the Company with a written undertaking to repay the amount of Indemnifiable Amounts if it is finally determined by a court of competent jurisdiction that the Employee is not entitled under this Agreement to indemnification with respect to such Indemnifiable Amounts.

8.3.Limitation on Indemnification. The Employee shall not be entitled to any indemnification under this Section 8 if the Employee knowingly violated any duty, responsibility or obligation imposed under this Agreement, the Compliance Agreement or any Company policy.

8.4.Change in Law. To the extent that a change in applicable law (whether by statute or judicial decision) shall permit broader indemnification or advancement of expenses than is provided under this Agreement, the Employee shall be entitled to such broader indemnification and advancements, and this Agreement shall be deemed to be amended to such extent.

9.Representations and Warranties of the Company. The Company represents and warrants to the Employee that the execution of this Agreement by the Company has been duly authorized by resolution of the Board.

10.Representations and Warranties of the Employee. The Employee represents and warrants to the Company that: (i) the Employee has the proper skill, training and background so as to be able to perform under the terms of this Agreement in a competent and professional manner; (ii) the Employee will not infringe any intellectual property rights including patent, copyright, trademark, trade secret or other proprietary right of any person; (iii) the Employee will not use any trade secrets or confidential information of the Company for purposes other than for the furtherance of the business of the Company and will not use any trade secrets or confidential information owned by any third party; and (iv) the Employee’s signing of this Agreement and the performance of the Employee’s obligations under it will not breach or be in conflict with any other agreement to which the Employee is a party or is bound, and the Employee is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of the Employee’s obligations under this Agreement..

11.Enforcement. It is the desire and intent of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction whose law may be deemed to govern the review and interpretation of this

Agreement, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, will be the maximum restriction allowed by the laws of such jurisdiction and such restriction will be deemed to have been revised accordingly herein. A court having jurisdiction over an action arising out of or seeking enforcement of any restriction contained in this Agreement may modify the terms of such restriction in accordance with this Section 11.

12.Covenant Against Assignment. The Employee may not assign any rights or delegate any of the duties of the Employee under this Agreement. As used in this provision, “assignment” and “delegation” shall mean any sale, gift, pledge, hypothecation, encumbrance, or other transfer of all or any portion of the rights, obligations, or liabilities in or arising from this Agreement to any person or entity, whether by operation of law or otherwise, and regardless of the legal form of the transaction in which the attempted transfer occurs.

13.Miscellaneous.

13.1.Notices. Any notice, request, demand or other communication required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given under this Agreement on the earliest of: (i) the date of personal delivery, (ii) the date of transmission by facsimile or e-mail, with confirmed transmission and receipt, (iii) two (2) days after deposit with an internationally-recognized courier or overnight service such as Federal Express or DHL, or (iv) five (5) days after mailing via certified mail, return receipt requested. All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth on the signature pages hereto.

13.2.Time. Time is of the essence in performance of the rights and obligations under this Agreement.

13.3.Binding Agreement; Benefit. The provisions of this Agreement will be binding upon and will inure to the benefit of the respective heirs, legal representatives and successors of the parties hereto.

13.4.Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to its principles or rules of conflict laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

13.5.Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and will not operate or be construed as a waiver of any subsequent breach by such other party.

13.6.Entire Agreement; Amendments. This Agreement, together with the Compliance Agreement, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understanding among the parties with respect thereto, including without limitation the Existing Agreement.  For the avoidance of doubt, the Employee acknowledges, agrees and confirms that Zai Lab Hong Kong is, effective as of the Effective Date, fully and irrevocably discharged and released from any and all obligations arising under or in connection with the Existing Agreement, with the understanding that the Company shall, as of the Effective Date, shall be the Employee’s employer of record. This Agreement may be amended only by an agreement in writing signed by each of the parties hereto.

13.7.Headings. The Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

13.8.Severability.  Subject to the provisions of Section 11 above, any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

13.9.Assignment. This Agreement is personal in its nature and the parties hereto shall not, without the consent of the other party hereto, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or shares of the Company or similar transaction involving the Company or a successor corporation.

13.10. Further Assurances. The Employee agrees to execute, acknowledge, seal and deliver such further assurances, documents, applications, agreements and instruments, and to take such further actions, as the Company may reasonably request in order to accomplish the purposes of this Agreement.

13.11.Costs. Each of the parties shall pay all costs and expenses incurred or to be incurred by such party in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

13.12.Counterparts. The parties may execute this Agreement in any number of counterparts and, as so delivered, the counterparts shall together constitute one and the same document. The parties agree that each such counterpart is an original and shall be binding upon all of the parties, even though all of the parties are not signatories to the same counterpart.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY: Zai Lab (US) LLC		EMPLOYEE: HARALD REINHART

By:	/s/ Samantha Du	By:	/s/ Harald Reinhart

Address: c/o Zai Lab Limited 4560 Jinke Road, Bldg. 1, 4F Pudong, Shanghai, 201210, China		Address: On File with the Company

SIGNATURE PAGE OF EMPLOYMENT AGREEMENT